News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES INITIATION OF QUARTERLY DIVIDEND
$200 MILLION SHARE REPURCHASE PROGRAM AUTHORIZED

WESTPORT, CT, December 5, 2013 -- Terex Corporation (NYSE: TEX) today announced its Board of Directors approved the initiation of quarterly cash dividends to its shareholders. The initial quarterly cash dividend of $0.05 per share will be made on December 20, 2013 to shareholders of record as of December 16, 2013. Additionally, the Terex Board of Directors authorized a share repurchase program, allowing the Company to repurchase Terex common stock in total value up to $200 million through December 31, 2015.
Ron DeFeo, Terex Chairman and Chief Executive Officer, stated, " We are pleased to be in a position where we can begin to return a portion of our free cash flow to our shareholders on a regular basis. Our shareholders have seen Terex mature into a diversified operating Company, and we feel that this dividend initiation and share repurchase authorization reflects this transformation. Over the past 18 months, our priorities have been to generate cash flow for debt repayment, which has enabled us to strengthen our balance sheet. Going forward, the recurring dividend and share repurchase program demonstrates our confidence in our earnings growth opportunities over the coming years, ability to maintain strong free cash flow and equity value opportunities, as we feel our equity value does not reflect our Company’s performance potential."
It is the Company’s intention that it will pay four quarterly dividends of $0.05 per share, for an aggregate of $0.20 per share, for the calendar year 2014. However, future declarations of quarterly dividends and the establishment of future record and payment dates are subject to the determination of the Terex Board of Directors.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

Forward Looking Statements

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based

About Terex
Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976